Exhibit 5.01
[JONES DAY LETTERHEAD]
August 10, 2009
Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191

Re:	$1,300,000,000 8.375% Senior Notes due 2017 of Sprint Nextel Corporation Offered Through Underwriters
Ladies and Gentlemen:
     We are acting as counsel for Sprint Nextel Corporation, a Kansas corporation (the “Company”), in connection with the issuance and sale of $1,300,000,000 aggregate principal amount of the Company’s 8.375% Senior Notes due 2017 (the “Debt Securities”), pursuant to the Underwriting Agreement, dated as of August 10, 2009 (the “Underwriting Agreement”), entered into by and among the Company and J.P. Morgan Securities Inc., Citigroup Global Markets Inc., and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named therein. The Debt Securities will be issued under the Indenture, dated as of November 20, 2006 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for purposes of such opinion.
     Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debt Securities, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.
     The opinion set forth above is subject to the following limitations, qualifications and assumptions:
     For the purposes of the opinion expressed herein, we also have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.
     We have further assumed that (i) the Company is a corporation existing and in good standing under the laws of the Commonwealth of Kansas, has all requisite power and authority, has obtained all requisite organizational, third party and governmental authorizations, consents and approvals and made all filings and registrations required to enable it to execute, deliver and perform its obligations under the Indenture and the Debt Securities; (ii) such execution, delivery

Sprint Nextel Corporation
August 10, 2009

and performance did not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties; and (iii) the Indenture and the Debt Securities (a) have been (1) duly authorized by the Company and (2) executed and delivered by the Company under the laws of the Commonwealth of Kansas, (b) do not violate the laws of Commonwealth of Kansas and (c) constitute valid and binding obligations of the Company under the laws of the Commonwealth of Kansas.
     The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
     The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3, as amended (Reg. No. 333-138548) (the “Registration Statement”), filed by the Company to effect the registration of the Debt Securities under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day